EXHIBIT 99

American Financial Group Announces Record Core

Net Operating Earnings for the 2005 4th Quarter & Full Year

Cincinnati, Ohio - February 13, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $88.5 million ($1.12 per share) for the 2005 fourth quarter compared to $92.6 million ($1.23 per share) for the 2004 fourth quarter. Net earnings for the 2005 full year were $206.6 million ($2.62 per share) compared to $359.9 million ($4.81 per share) for 2004.

Core net operating earnings (before significant items described below) of $87.5 million ($1.11 per share) for the fourth quarter and $297.1 million ($3.78 per share) for the full year of 2005 were up 31% and 38% from the comparable 2004 periods. The increase in the 2005 fourth quarter and full year is primarily due to improved results within the specialty property and casualty insurance ("P&C") operations. This group's underwriting profit for the 2005 fourth quarter and full year was 11% and 69% higher than in the respective 2004 periods. Its gross investment income for those 2005 periods was 13% and 10% above the same periods a year earlier. The 2005 full year results include $34.2 million ($.44 per share) of after-tax losses from hurricanes Katrina, Rita and Wilma compared to $24.1 million ($.32 per share) of hurricane losses in 2004.

AFG's net earnings include certain significant items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Net earnings (see components below)	$ 88.5	$ 92.6	$ 206.6	$ 359.9

Components of net earnings:
Core net operating earnings (before
significant items below)(a)	$ 87.5	$ 66.6	$ 297.1	$ 215.4

Gains on major real estate sales(b)	25.8	-	45.9	-
Unlocking charge and DAC write-off(c)	(15.6)	-	(15.6)	-
Subtotal	$ 97.7	$ 66.6	$ 327.4	$ 215.4
Realized investment gains (losses)	(3.4)	28.8	11.3	192.2(d)
Asbestos & environmental charges(e)	-	-	(121.6)	(33.8)
Other, including 2004 accounting changes (f)	(5.8)	(2.8)	(10.5)	(13.9)

Net earnings	$ 88.5	$ 92.6	$ 206.6	$ 359.9

Diluted EPS (see components below)	$ 1.12	$ 1.23	$ 2.62	$ 4.81
Components of EPS:
Core net operating earnings(before items below)(a)	$ 1.11	$ .88	$ 3.78	$ 2.88

Gains on major real estate sales(b)	.32	-	.58	-
Unlocking charge and DAC write-off(c)	(.20)	-	(.20)	-
Subtotal	$ 1.23	$ .88	$ 4.16	$ 2.88
Realized investment gains (losses)	(.04)	.39	.14	2.57(d)
Asbestos & environmental charges(e)	-	-	(1.55)	(.45)
Other, including 2004 accounting changes (f)	(.07)	(.04)	(.13)	(.19)

Diluted EPS	$ 1.12	$ 1.23	$ 2.62	$ 4.81

Footnotes a-f are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated: "2005 was a banner year for AFG's insurance operations even though it is considered to be the costliest year ever for the insurance industry. Our record core net operating earnings per share for 2005 was 31% above the 2004 results and was above our previously announced earnings guidance. Our net earnings, however, were lower than in 2004, reflecting the impact of the A&E reserve charge taken in the 2005 third quarter and the gain in 2004 relating to the sale of the Provident Financial Group shares. We also generated additional income through some opportunistic real estate sales during 2005. We ended the year in a strong capital position with improved leverage and financial flexibility. Shareholders' equity (excluding unrealized gains on fixed maturities) at the end of 2005 was 9% above year-end 2004 with a debt-to-capital ratio of 27%, in line with our targeted objective for the year. Our long-term objective is to lower our debt-to-capital ratio to below 25%. We expect to achieve this objective by year-end 2006. Our holding company cash and investments were approximately $160 million at year-end, providing solid liquidity going into 2006. We expect continued growth and profitability in our insurance operations and are raising our 2006 core earnings guidance to between $3.90 and $4.20 per share."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $60.9 million in the 2005 fourth quarter, $6 million higher than the same quarter a year earlier. These results included a $45 million charge related to the residual value business with one customer and $12.6 million of losses primarily from Hurricane Wilma, offset by strong profitability in the crop insurance and California workers' compensation operations as well as favorable reserve development in a number of other businesses. Gross written premiums for the 2005 fourth quarter were approximately 3% higher than the same 2004 period. While premium levels for the specialty insurance operations continued to be impacted by the overall moderating rate environment relative to the year earlier, certain specialty operations experienced solid volume growth and higher rate levels. In the 2005 fourth quarter, overall average rates were down about 1% and net written premiums were about even compared with the same prior year period. Net written premiums reflect the effect of additional multi-peril crop insurance premiums ceded to the federal government. The 2004 fourth quarter includes the premium increase associated with the commutation of a reinsurance agreement. Excluding these items, net written premiums for the 2005 period were 8% higher than the 2004 period.

The 2005 underwriting profit of the P&C specialty insurance operations was $207.8 million, $85.0 million higher than in 2004. For 2005, gross written premiums were about the same as in 2004 while net written premiums were 10% higher, reflecting the effect of increased premium retention in certain Property and Transportation businesses. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported a combined ratio of 66.4% and 83.0%, respectively, for the 2005 fourth quarter and full year, higher than the same 2004 periods. While the crop insurance operations achieved strong profitability in 2005, the results were lower than the record profitability recorded in 2004. The transportation, marine and other agricultural operations also generated strong underwriting profits in 2005. Gross written premiums for the 2005 fourth quarter and full year increased 16% and 1%, respectively, above the same 2004 periods. New premium volume in the 2005 fourth quarter resulting from the recent acquisition of Farmers Crop Insurance Alliance, coupled with solid volume growth in the transportation, inland marine and equine businesses, more than offset the effect of lower commodity prices earlier in the year which were used to establish crop insurance coverages and lower volume resulting from competitive pricing within the excess property insurance operations. Net written premiums for the 2005 three and twelve month periods grew 14% and 33%, respectively, over the 2004 periods due primarily to considerably lower premiums ceded under reinsurance agreements principally within the crop insurance and inland marine operations.

Page Three

The California Workers' Compensation business continued to report strong profitability, reflecting the benefit of the improving claims environment resulting from the workers' compensation reforms enacted in California. Its underwriting results benefited from favorable prior year reserve development of $11.8 million, or 13.8 points, in the 2005 fourth quarter and $24.4 million, or 7.0 points for the year. Gross written premiums for the 2005 fourth quarter were about 5% below the 2004 fourth quarter resulting from the lower rate environment, partly offset by good volume growth. For the year, gross written premiums were about the same as 2004. Rate decreases in California, which are responsive to the improving claims environment, averaged about 25% for the 2005 fourth quarter and 16% for the full year.

The Specialty Casualty group again reported excellent results for the 2005 fourth quarter with a combined ratio of 83.7%, 23.3 points better than the comparable 2004 period. This group generated an underwriting profit of $63.4 million for the 2005 full year with its combined ratio improving 8.5 points to 91.3%. This significant improvement is the result of a substantial decrease in unfavorable development in the executive liability operations along with strong underwriting profits in the excess and surplus and targeted markets businesses. Gross written premiums for the 2005 fourth quarter and full year were 3% below the same 2004 periods resulting primarily from volume reductions in our excess and surplus lines business, reflecting stronger competition in those commercial casualty markets. Overall, this group's rate increases averaged 3% for the 2005 fourth quarter and 4% for the year.

The Specialty Financial group's underwriting loss in the fourth quarter of 2005 included a $45 million charge associated with the residual value business with one customer. The group's combined ratio for 2005 was 121.3% which included 12 points for the residual value charge. The losses from the residual value business were partly offset by strong profitability in the fidelity and crime and financial institutions operations. Gross written premiums for the 2005 fourth quarter were comparable to the 2004 fourth quarter; however the decline in net written premiums reflects the effect of the commutation of a reinsurance agreement in the 2004 fourth quarter coupled with an increase in premiums ceded in the 2005 quarter under reinsurance agreements. Gross written premiums for 2005 were 5% above 2004 as a result of growth in the profitable fidelity and crime and several other lender services lines.

Carl Lindner III stated: "We stayed focused on our direction and saw excellent execution in our core insurance operations. Underwriting margins for the Specialty P&C group reached all time highs despite another heavy hurricane season and a softer pricing environment. Our average rate levels were about the same as in 2004. Our 2005 results clearly demonstrate our strong commitment to pricing and underwriting discipline and our ability to manage risks appropriately."

"Looking into 2006, we expect growth in net written premiums of 5-7% and a continuation of the strong underwriting profits experienced in 2005. Our Property and Transportation group is expected to grow its premiums substantially as a result of the Farmers acquisition and maintain solid underwriting margins. We have decided to discontinue writing new residual value business in 2006 and expect that we will experience a return to underwriting profitability in our Specialty Financial group this year. Underwriting margins in the Specialty Casualty group should remain stable with premiums flat to slightly up. As a result of the significant rate reductions in our California Workers' Compensation business, premiums are likely to decline and the combined ratio is expected to increase over the 2005 level. However, we continue to believe that the current rate levels are adequate to generate favorable returns in this business. We expect a slight decline in the Specialty Group's overall average rates in 2006".

Page Four

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported core net operating earnings of $14.9 million for the 2005 fourth quarter compared to $14.7 million for the 2004 fourth quarter. Core net operating earnings for the 2005 full year increased more than 15% to $65.6 million compared to $56.6 million in 2004, reflecting improvement in each of the group's continuing lines of business. These 2005 results exclude (i) a charge to deferred acquisition costs ("DAC") and insurance reserves related to the annuity operations due primarily to the interest rate environment, (ii) a DAC write-off related to an unexpected increase in mortality in the run-off life operations, and (iii) a gain from the sale of a hotel, all of which were recorded in the fourth quarter. Statutory premiums for the 2005 fourth quarter were about 18% higher compared to the same period in 2004 primarily reflecting sales of recently introduced single premium indexed annuity products. Statutory premiums of $1.1 billion for the full year were 10% higher than in 2004. Premiums in 2005 include approximately $100 million of traditional fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI in the first quarter of 2005. In addition, sales of the indexed annuity products, higher supplemental health insurance premiums, and increased first year premiums in the niche 403(b) fixed annuity market more than offset decreases in traditional single premium deferred annuities and variable annuities.

Craig Lindner stated: "The growth and diversification of the 2005 premiums demonstrate the strength of our core businesses. The growth in first year 403 (b) premiums results from numerous initiatives we have implemented over the last several years as well as continuing momentum in this market. The indexed-annuity premium volume has been encouraging since we re-entered this market in mid-year 2005. The company's financial position will allow us to aggressively pursue our strategy of growing our core businesses organically and through acquisitions. Growth is one of our primary goals for 2006 and beyond. While the interest rate environment remains a significant challenge, our financial strength, operational efficiencies and strong distribution relationships have allowed us to produce favorable results. We believe we are well-positioned to continue this trend."

The previously announced sale of Great American Life Assurance Company of Puerto Rico ("GA-PR"), for $37.5 million in cash, was completed in January of this year. During 2005 GAFRI received dividend payments from GA-PR totaling $100 million. GAFRI acquired GA-PR for approximately $50 million in 1997. The company does not expect to record a material after-tax gain or loss on the sale. The above discussion of GAFRI's core net operating earnings and statutory premiums exclude GA-PR's results.

In February 2006, GAFRI repurchased $36.5 million principal amount of its 6 7/8% Senior Notes for approximately $37.8 million in cash.

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

 Page Five

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in mortality and morbidity, competitive pressures, including the ability to obtain rate increases, and changes in debt and claims paying ratings.

Conference Call

The company will hold a conference call to discuss the 2005 fourth quarter and full year results at 1:00 p.m. (ET) today. Toll-free telephone access will be available by dialing 1-866-831-6272 (international dial in 617-213-8859). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 3:00 p.m. (ET) today until 11:59 p.m. on February 20, 2006. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 10113639. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.
Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues
P&C insurance premiums	$ 590.7	$ 544.7	$2,366.5	$2,110.3
Life, accident & health premiums	94.7	87.6	371.0	351.4
Investment income	224.6	210.6	865.3	800.2
Realized gains (losses)-investments	(6.8)	41.5	20.5	302.0(g)
Other income(h)	115.7	92.7	415.0	342.4
	1,018.9	977.1	4,038.3	3,906.3
Costs and expenses
P&C insurance losses & expenses(i)	532.3	493.5	2,341.5	1,998.8
Annuity, life, accident & health benefits	221.1(j)	176.8	782.0(j)	696.8
Interest & other financing expenses	19.9	20.3	79.5	81.1
Other expenses(k)	118.4	140.5	478.5	540.1
	891.7	831.1	3,681.5	3,316.8
Operating earnings before income taxes	127.2	146.0	356.8	589.5
Related income taxes	31.2	41.4	115.8	186.1

Net operating earnings	96.0	104.6	241.0	403.4
Minority interest expense, net of tax	(5.9)	(9.8)	(28.0)	(32.4)
Investee losses, net of tax	(.3)	(.6)	(5.1)	(3.1)
Earnings from continuing operations	89.8	94.2	207.9	367.9
Discontinued operations	(1.3)	(1.6)	(1.3)	(2.4)
Cumulative effect of accounting
changes(e)	-	-	-	(5.6)

Net earnings	$ 88.5	$ 92.6	$ 206.6	$ 359.9

Diluted Earnings per Common Share:
Continuing operations	$ 1.14	$ 1.25	$ 2.64	$ 4.92
Discontinued operations	(.02)	(.02)	(.02)	(.03)
Cumulative effect of accounting
changes(e)	-	-	-	(.08)

Net earnings	$ 1.12	$ 1.23	$ 2.62	$ 4.81

Average number of Diluted Shares	79.2	75.5	78.5	74.8

	December 31,	December 31,
Selected Balance Sheet Data:	2005	2004
Total Cash and Investments	$16,224	$15,637
Long-term Debt	$ 943	$ 1,029
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 57	$ 78
Shareholders' Equity	$ 2,458	$ 2,431
Shareholders' Equity (Excluding unrealized gains on fixed maturities)	$ 2,442	$ 2,249
Book Value Per Share	$ 31.48	$ 31.72
Book Value Per Share (Excluding unrealized gains on fixed maturities)	$ 31.28	$29.35
Common Shares Outstanding	78.1	76.6

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2005	2004		2005	2004

Gross written premiums	$ 811	$ 790	3%	$3,637	$3,639	-

Net written premiums	$ 545	$ 538	1%	$2,445	$2,224	10%

Ratios (GAAP):
Loss & LAE ratio	63.5%	67.5%		63.7%	66.7%
Expense ratio	26.1%	22.1%		27.4%	27.2%
Policyholder dividend ratio	.1%	.3%		.1%	.2%

Combined Ratio (l,m)	89.7%	89.9%		91.2%	94.1%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 270	$ 231	16%	$1,357	$1,337	1%
Specialty Casualty	325	336	(3%)	1,406	1,453	(3%)
Specialty Financial	125	126	-	493	468	5%
California Workers' Compensation	92	96	(5%)	382	380	-
Other	(1)	1	NA	(1)	1	NA
	$ 811	$ 790	3%	$3,637	$3,639	-

Net Written Premiums:
Property & Transportation	$ 180	$ 158	14%	$ 909	$ 683	33%
Specialty Casualty	176	158	11%	743	740	-
Specialty Financial	89	118	(24%)	384	395	(3%)
California Workers' Compensation	83	87	(3%)	344	339	2%
Other	17	17	-	65	67	(4%)
	$ 545	$ 538	1%	$2,445	$2,224	10%

Combined Ratio (GAAP):
Property & Transportation(m)	66.4%	57.3%		83.0%	80.7%
Specialty Casualty(m)	83.7%	107.0%		91.3%	99.8%
Specialty Financial(m,n)	160.1%	129.1%		121.3%	108.9%
California Workers' Compensation	52.9%	84.1%		70.0%	89.5%

Aggregate Specialty Group(l,m)	89.7%	89.9%		91.2%	94.1%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

  Includes 2005 fourth quarter and full year after-tax losses from three hurricanes of $8.2 million ($.10 per share) and $34.2 million ($.44 per share), respectively, and 2004 fourth quarter and full year losses of $1.3 million ($.02 per share) and $24.1 million ($.32 per share), respectively, from four hurricanes.

  Reflects 2005 4th quarter after-tax gains from the sales of Ohio and Pennsylvania coal properties and a Texas hotel. Also, includes a 3rd quarter $20.1 million ($.26 per share) after-tax gain from the sale of Illinois coal property.

  Reflects after-tax charges associated with the annuity operations and an increase in mortality in the run-off life operations.

  Includes $134 million ($1.80 per share) after-tax gain on the Provident Financial Group investment related to the merger with National City.

  Reflects 2005 after-tax charges of $116.5 million ($1.49 per share) for the P&C A&E loss reserve strengthening and $5.1 million ($.06 per share) for environmental reserve strengthening related to a subsidiary's former manufacturing operations, and a 2004 after-tax charge for the settlement of environmental litigation related to a predecessor's historical railroad operations.

  For all periods, primarily includes losses from non-insurance investees, discontinued operations and retirement of debt. 2004 includes charges totaling $5.6 million ($.08 per share) for the implementation of accounting changes.

  Summary Of Earnings:

  Includes a $214 million pre-tax gain on the sale of the Provident Financial Group investment.

  Includes 2005 pre-tax gains of $73.6 million ($30.9 million and $42.7 million in the 3rd and 4th quarters, respectively) from the sale of coal properties and the Texas hotel.

  Includes a 2005 pre-tax charge of $179 million for the P&C A&E and mass tort loss reserve strengthening, 2005 pre-tax losses from hurricanes of $52.6 million and 2004 pre-tax losses from hurricanes of $37.0 million.

  Includes pre-tax write-offs aggregating $29.4 million (before minority interest) associated with the fixed annuity operations as well as an increase in mortality in the run-off life operations.

  Includes pre-tax charges of (i) $9.5 million (before minority interest) for an environmental reserve strengthening related to a subsidiary's former manufacturing operations recorded in the 2005 third quarter and (ii) $52 million for the settlement of environmental litigation related to a predecessor's historical railroad operations recorded in the 2004 third quarter.

  P&C Specialty Group Underwriting Results:

  Excludes run-off operations. For the 2005 fourth quarter and full year, includes 7.6 points and 1.9 points, respectively, for the effect of a charge related to the residual value business.

  Includes the following effects from hurricane losses:

Combined Ratio (GAAP):	Three months ended December 31,		Twelve Months ended December 31,
	2005	2004	2005	2004
Property & Transportation	1.4%	0.6%	3.8%	4.7%
Specialty Casualty	2.1%	-	0.7%	-
Specialty Financial	.5%	0.9%	1.9%	0.9%

Aggregate Specialty Group	2.1%	0.4%	2.2%	1.8%

  For the 2005 fourth quarter and full year, includes 48.4 points and 12.4 points, respectively, for the effect of a charge related to the residual value business.